FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2007

SYZYGY ENTERTAINMENT, LTD.

(formerly known as TRIPLE BAY INDUSTRIES, INC.)

(Exact name of registrant as specified in its charter)

Nevada	333-136827	20-4114478
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11502 Stonebriar Drive, Charlotte, NC 28277

(Address of principal execute offices, including zip code)

(704) 366-5122

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Registrant filed a Form 8-K on February 22, 2007 describing in Item 2.01 thereof the completion of a material acquisition. Such filing included certain incomplete information. This Form 8-K/A is being provided to complete such information and to disclose a press release issued regarding the acquisition and the stock split contained within the Stock Exchange Agreement.

ITEM 2.01	Completion of Acquisition or Disposition of Assets

On February 16, 2007, pursuant to a Stock Exchange Agreement (the “Agreement”) the Registrant completed the acquisition of all of the outstanding common stock of Rounders Ltd. (“Rounders”) and The Game International TCI Ltd. (“The Game”) from the shareholders of Rounders and The Game, both of which are corporations formed under the laws of the Turks and Caicos Islands. The consideration for the purchased shares is (i) 30,000,000 post split common shares of Registrant, issued to the 27 shareholders of Rounders and (ii) 100,000 post split common shares of Registrant, issued to the sole shareholder of The Game. The Agreement contained within it a provision for a redemption of certain control shares and a stock split in the form of a stock dividend in the amount of 29 new shares of common stock of the Registrant for each issued and outstanding share of common stock of the Registrant (the “Stock Dividend”).

ITEM 7.01	Regulation FD Disclosure

On March 7, 2007, the Registrant issued a press release disclosing the effectiveness of the acquisition pursuant to the Agreement and the Stock Dividend.

Such press release is contained in Exhibit 99.1 hereto, which is being furnished, and shall not be deemed to be “filed,” with the SEC. Such exhibit shall not be incorporated by reference into any filing of the Registrant with the SEC, whether made before or after the date hereof, regardless of any general incorporation language in such filings.

ITEM 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

To be filed by amendment no later than 71 calendar days after the date this Current Report is required to be filed.

(b)	Pro Forma financial information

To be filed by amendment no later than 71 calendar days after the date this Current Report is required to be filed.

(c)	2.1 Stock Exchange Agreement

99.1 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2007	SYZYGY ENTERTAINMENT, LTD.
(Registrant)

	By:	/s/ Michael Pruitt
Michael Pruitt
President